As filed with the Securities and Exchange Commission on October 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANK SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization	16-12113679 (I.R.S. Employer Identification Number)

5790 Widewaters Parkway
Dewitt, New York
(Address of Principal Executive Offices)

Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program
(Full Title of the Plan)

Sanford A. Belden
President and Chief Executive Officer
5790 Widewaters Parkway
DeWitt, New York 13214
(Name and Address of Agent For Service)

(315) 445-2282
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered	Per Share**	Offering Price**	Registration Fee
Common Stock, $1.00 par value per share (including associated share purchase rights)*	2,000,000	$25.42	$50,840,000	$6,441.43

*Prior to the occurrence of certain events described in the Registrant’s Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this registration statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant’s common stock.
**Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee and based upon the average high and low prices reported by the New York Stock Exchange on October 1, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Community Bank System, Inc. (the “Company”) (Exchange Act. File No. 001-13695) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 12, 2004;

          (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Commission on May 7, 2004;

          (c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the Commission on August 4, 2004;

          (d) Periodic Report on Form 8-K, filed with the Commission on January 26, 2004;

          (e) Periodic Report on Form 8-K, filed with the Commission on April 22, 2004;

          (f) Periodic Report on Form 8-K, filed with the Commission on May 6, 2004;

          (g) Periodic Report on Form 8-K, filed with the Commission on July 23, 2004; and

          (h) The descriptions of the Company’s Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

     The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director of officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability but in view of all the circumstances, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director of officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article 9 of the Company’s Certificate of Incorporation provides that the Company’s directors shall not be liable to the Company or its shareholders for monetary damages as a result of breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, for acts not undertaken in good faith, for a transaction from which a director derives a personal benefit, or for liability arising under Section 174 of the DGCL.

     Article 8 of the Bylaws of the Company provides that the Company shall indemnify any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation of the Company, as amended, previously filed with the Commission on October 20, 2000 as Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (No. 333-48374), and incorporated herein by reference.

4.2	Bylaws of the Company, previously filed with the Commission on October 20, 2000 as Exhibit 3.2 to the Company’s Registration Statement on Form S-4 (No. 333-48374), and incorporated herein by reference.

4.3	Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program, previously filed with the Commission on April 15, 2004 as Appendix A to the Company’s Proxy Statement for the 2004 Annual Meeting of Shareholders held on May 19, 2004, and incorporated herein by reference.

5.1	Opinion of Bond, Schoeneck & King, PLLC as to the validity of certain shares being registered.

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23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included at page 4 of this Registration Statement).

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

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registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on the 15th day of September, 2004.

COMMUNITY BANK SYSTEM, INC.
By:	/s/ Sanford A. Belden
Sanford A. Belden
President and Chief Executive Officer

     Each person whose signature appears below hereby authorizes Sanford A. Belden, as attorney-in-fact, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Sanford A. Belden Sanford A. Belden	President, Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2004

/s/ Scott A. Kingsley Scott A. Kingsley	Treasurer and Chief Financial Officer (Principal Financial Officer)	September 15, 2004

/s/ Charles M. Ertel Charles M. Ertel	Assistant Treasurer (Principal Accounting Officer)	September 15, 2004

/s/ James A. Gabriel James A. Gabriel	Chairman of the Board	September 15, 2004

/s/ Brian R. Ace Brian R. Ace	Director	September 15, 2004

/s/ John M. Burgess John M. Burgess	Director	September 15, 2004

/s/ Paul M. Cantwell Paul M. Cantwell	Director	September 15, 2004

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SIGNATURE	TITLE	DATE
/s/ William M. Dempsey William M. Dempsey	Director	September 15, 2004

/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Director	September 15, 2004

/s/ Harold S. Kaplan	Director	September 15, 2004
Harold S. Kaplan

/s/ Saul Kaplan	Director	September 15, 2004
Saul Kaplan

/s/ David C. Patterson	Director	September 15, 2004
David C. Patterson

/s/ Peter A. Sabia	Director	September 15, 2004
Peter A. Sabia

/s/ William N. Sloan	Director	September 15, 2004
William N. Sloan

/s/ Sally A. Steele	Director	September 15, 2004
Sally A. Steele

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